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                                  EXHIBIT 99.2

                     Earnings Conference Call July 27, 2006

Ken Hunt:
Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on "Forward Looking Statements."

FORWARD LOOKING STATEMENTS
STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

GENERAL COMMENTS -- KEN HUNT
Today, we are going to review the results for 2nd quarter 2006. As always, we will host a question and answer session after the conclusion of management's prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

First, I would like to address revenue for 2nd quarter 2006. It was $18.5 million, an increase of 50% over 2nd quarter 2005, and our strongest quarter ever, even surpassing our extraordinary 4th quarter of 2005. It was also our 14th consecutive positive quarter in terms of Operating Income and Cash Flow.

New accounts continued to grow during the 2nd Quarter. During the quarter, we sold an additional 361 new accounts, including 46 new banks, an absolute company record, and 315 new Enterprise Security customers. YTD we have sold 702 new accounts, including 80 new banks and 622 new Enterprise Security customers. Comparatively, for all of 2005, we produced 821 new accounts, including 89 banks and 732 Enterprise Security customers. We now have over 500 banks and almost 3000 Enterprise Security customers including corporations, federal, state and local governments as customers located in over 100 countries around the world.

Most importantly, we are making significant business progress in the US. In fact, 15 of the 46 new banks in Q2 were signed here in the US. This success has definitely been fueled by the very strong banking industry directive issued on October 12th of last year here in the United States by the FFIEC, an umbrella group of regulators that includes the FDIC.

VASCO'S SUSTAINABLE, REPEATABLE SALES MODEL:
All of you should know this one by now. I have been consistent with this message for 14 quarters. Namely, that VASCO has developed a sustainable, repeatable sales model mainly driven by our strong vertical market, banking and finance. Our bank customers launch multi-year projects that are supported by our strong authentication products. These projects are directed


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towards large corporate and consumer audiences and are rolled out over 2-4 years. Additionally, we continue to add new banks every quarter that contribute an ever-growing number of new projects. This has created the "layering or stacking effect" that I often speak about, and is driving our top line revenue and guidance.

FULL-OPTION, ALL-TERRAIN MODEL:
We introduced our Full-Option, All Terrain Strategy in the first quarter of 2006 to further penetrate and protect our existing and growing customer base. We will build on our strategy of being the high-volume, high-quality, low-cost producer by expanding our flexible platform to support a growing array of authentication products. Some of those products, like our Digipass for Web, which we announced in the 1st quarter, will allow customers to implement a strong authentication solution as a complement to or as an alternative to deploying hardware authentication devices. Our platform, which allows any of our forms of authentication to be used simultaneously, will allow customers to deploy an appropriate, cost-effective method of authentication for each user of their application by selecting the appropriate Digipass product, including Digipass for Web. We believe that Digipass for Web will provide a seamless, non-invasive way to authenticate users that goes well beyond today's fraud detection products. With the addition of Digipass for Web, VASCO will be able to serve and authenticate every audience that needs strong authentication, from people buying a book online once a year to CFO's of companies, transacting millions of dollars on a daily basis. We will also be looking to acquire companies that can expand our authentication product offerings and product development capabilities.

We sold and shipped a record 2.7 million Digipass units during Q2 2006, once again demonstrating the effectiveness our strategies, focus and execution. Program-to-date, approximately 28 million Digipass units have been sold and shipped including the units sold by AOS Hagenuk prior to our acquisition. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company's products.

I believe that VASCO, as a company, is gaining a reputation for its focus and discipline. We focus on markets where we have a differentiated and unique platform. We don't spend money lavishly, but focus on profitability for our shareholders. We don't acquire companies recklessly, but use a disciplined, well-developed process that assures a fair price, and an optimal and profitable outcome.

INTRODUCE JAN VALCKE:
At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan congratulations to you and your team on another fine quarter.

COMMENTS BY JAN
Thank you, Ken.

Ladies and gentlemen, our successful second quarter proves once again that our strategy works. By focusing on authentication, we make sure that customers and prospects understand what we are doing. This is a huge advantage compared with competitors for whom authentication is just a side-show.

As always, I will discuss the four elements of the company: the markets, the products, the people and the money.

The markets:


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Our global success proves our market strategy. In every one of our geographical targets, VASCO has won market share. Facts don't lie. This shows that our VACMAN Controller strategy is working.

I just want to quote some of the most resounding customer wins and successes:

1. Banco Bradesco in Brazil is the first bank in the world that has announced to protect its customer's assets with both hard-and software Digipass products. We see a growing interest in our software products, where as our hardware product range is becoming more successful every quarter. In the second quarter VASCO sold and delivered a record amount of Digipass, a spectacular 2.7 million units.

2. VASCO won 15 new banks in the United States during the second quarter for corporate banking. Two of these new customers are the recently announced Citibank and Old National. All fifteen banks have implemented VACMAN Controller or VACMAN Middleware. VASCO's strategy is to focus on the corporate banking market first. Once a bank has deployed a first batch of Digipass and has integrated VACMAN Controller, it is technically ready for larger deployments in other applications, including retail banking. VASCO expects the first strong authentication projects for retail banking in the US to happen in 2007. The company believes that Digipass for Web will be an important tool to reach that goal.

3. VASCO organized successful banking summits in Turkey and Moscow. In total, we received over 200 representatives of leading banks.

Successes with Garanti Bank and Bank Asya (Turkey) have shown that VASCO's position in the important Turkish market is getting stronger rapidly.

In addition to the geographic markets, VASCO distinguishes so called vertical markets. Of those, the financial market and the enterprise security markets are currently the most important. Emerging markets are b-to-b e-commerce, b-to-c e-commerce and e-government.

The financial market, VASCO's traditional stronghold, grows quickly with the addition of 46 new banks in Q2, of which 15 for the United States. Our growth in the US is a cause for optimism. In order to gain even more momentum, we step up the organization of new banking summits and round tables in the US. On August 22, we'll tackle the Central Region by means of a round table in Columbus, Ohio.

In total, over 500 financial institutions, of which 50 in the U.S., protect their customers with VASCO's Digipass. We can safely state that Digipass is used for retail banking on every continent except Antarctica!

The enterprise security market, formerly known as C.N.A., is growing quickly. In Q2, we won 315 new customers in this field. VASCO's total number of Enterprise Security customers is close to the 3,000 mark.

Both e-government and e-commerce are emerging. In Belgium for example, we have seen the first cases of local police forces using our E-ID reader technology, based on the Digipass 820 platform.

Products:
VASCO's continuing efforts to broaden its product line, pay off. Our customers and prospects see us as the full-option, all terrain authentication company, being able to offer "a la carte authentication".

Around the VACMAN Controller authentication platform, banks and other organizations can truly choose which client authentication they want to use for which type of customer. VASCO is much more than a hardware authentication vendor. More and more banks show interest in mixing hard- and software Digipass authentication. The before mentioned Bradesco case is a nice example of this approach.

The second quarter of 2006 saw very important evolutions in the product sphere.



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VASCO developed and launched Digipass for Web, the software, web based Digipass that will be an important asset, especially in e-commerce and the U.S. retail banking market.

The launch of Digipass Easy Pack was the prelude of the creation of a suite of products especially aimed at the Enterprise Security market. You will see a lot more of this kind of products in the near future.

As always, VASCO uses a "make or buy" strategy for new products and new technologies.

The recent acquisition of the Austrian smart card specialist Logico fits perfectly in that strategy. Logico has developed a range of password management and PKI enabling technologies and products. They sell those products to enterprises in -- amongst others - the healthcare, government and industrial sectors. The existing Logico products are a direct reinforcement of VASCO's product range for enterprise security. The combination of VASCO's existing offerings and Logico's password management tools creates great synergies, that will become apparent in the short term, certainly when used in conjunction with VASCO's VACMAN Controller and Identikey server.

I would like to conclude the "product" chapter by referring to last quarter's conference call. During that call we explained VASCO's solutions for the different types of fraud schemes that are currently used on the Internet by organized crime. Man-in-the-middle attacks and Trojans are highly sophisticated forms of attacks, that can be completely neutralized by using VASCO's proven e-signature technology. E-signature, or transaction signing, is a functionality that is embedded into VASCO's Digipass since the first half of the Nineties of last century. Because information about the transaction is a part of the signature calculation, the transaction can not be hijacked and sent to a different account by a man-in-the-middle or a Trojan. We are more than willing to discuss this Digipass functionality later today.

A large number of banks have used used Digipass signatures for many years. This gives VASCO an enormous competitive advantage in times when attacks get ever more sophisticated. For your information, the e-signature functionality is included in Digipass for Web.

People:
VASCO's staff is growing steadily. At the end of Q2, we had over 150 employees worldwide.

Hiring took place globally, and we gained a lot of R&D resources with the acquisition of Logico.

Logico, or VASCO Austria, will act as VASCO's smartcard technology R&D centre. The integration is going smoothly and we have high expectations about the added value of Logico to our product and solution range.

Cash:
I will not tell you too much about our cash situation, because Cliff Bown, our CFO, will do that. What I can tell you, is that VASCO is growing quickly, and that we can finance our growth with the money that we earn every quarter. And that for both organic growth and acquisitions.

We will keep focusing on both growth and profitability in the future, whilst keeping costs under control.

Thank you.

KEN HUNT INTRODUCE CLIFF BOWN:
At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.



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CLIFF:
Thank you Ken and hello to all on the call.

Revenues for the second quarter and six months ended June 30, 2006 were $18.5 million and $32.2 million, respectively, an increase of $6.2 million or 50% over the second quarter of 2005 and an increase of $8.4 million or 35% over the six months ended June 30, 2005. On a sequential basis, revenue for the second quarter of 2006 was 35% higher than the first quarter of 2006.

Compared to 2005, the increase in revenue for the second quarter and six months ended June 30 reflected significant increases from both the Banking and the Enterprise Security markets. Revenues in the second quarter of 2006 from the Banking and the Enterprise Security markets increased 52% and 40%, respectively. Revenues for the six months ended June 30, 2006 from the Banking and the Enterprise Security markets increased 34% and 43%, respectively.

The distribution of our revenue in the second quarter of 2006 between our two primary markets was comparable to the distribution in the second quarter of 2005. In 2006, approximately 87% of our revenues came from Banking while 13% came from the Enterprise Security. In the second quarter of 2005, approximately 86% came from the Banking and 14% came from Enterprise Security.

The geographic distribution of our revenue in the second quarter of 2006 was significantly different than in 2005. In the second quarter of 2006, approximately 62% from Europe, 14% from the U.S., 5% from Asia and the remaining 20% from other countries. For the second quarter of 2005, 79% of the revenue was from Europe, 6% was from the U.S. and 12% was from Asia and 2% was from other countries. It should be noted that with the exception of Asia, our total revenue from each of the primary geographic areas increased in the second quarter 2006 as compared to the second quarter of 2005.

The geographic distribution of our revenue for the six months ended June 30, 2006 was approximately 65% from Europe, 11% from the U.S., 7% from Asia and the remaining 18% from other countries. For the six months ended June 30, 2005, 83% of the revenue was from Europe, 6% was from the U.S., 7% from Asia and 3% was from other countries. On a year-to-date basis, revenue from all of our primary geographic areas increased as compared to the six months ended June 30, 2005.

Gross profit as a percentage of revenue was relatively comparable in 2006 and 2005. Gross profit as a percentage of revenue for the second quarter of 2006 was 64% compared to 65% in 2005. For the six months ended June 30, 2006 gross profit as a percentage of revenue was approximately 66% compared to 64% for the same period in 2005. In general, for both the quarter and six months ended June 30, the percentage decline in average sales price was offset by the percentage decline average cost of product produced.

As has often been noted previously, our strategy of being the high-volume, high-quality, low-cost producer has positioned the company to compete effectively for the larger deployments of Digipasses, especially in the consumer market, and has resulted in significant increase in the number of Digipasses sold. VASCO shipped approximately 2.7 million Digipasses in the second quarter 2006, which was 71% greater than the second quarter of 2005. For the six months ended June 30, 2006, VASCO shipped approximately 4.4 million Digipasses, which was 45% greater than for the six months ended June 30, 2005. The average selling price per Digipass, including related software, was approximately $6.86 for the second quarter of 2006 and $7.24 for the six months ended June 30, 2006. In 2005, the average selling price per Digipass, including related software was approximately $7.85 for the second quarter and $7.73 for the six months ended June 30th.


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Operating expenses for the second quarter of 2006 were $7.8 million, an increase of $2.0 million or 35% from the second quarter of 2005. Operating expenses for the quarter included $430,000 related to stock-based incentive plans.

Operating expenses for the second quarter increased by $931,000, or 26% in sales and marketing, $332,000 or 37% in research and development, and $903,000 or 82% general and administrative when compared to the second quarter in 2005. The majority of the increase in the sales and marketing area were related to the Company's increased investment is sales staff and marketing programs. The increase in research and development costs was primarily related to increased compensation due to increased headcount. The increases in the general and administrative categories were primarily related to increases in the Company's provision for uncollectible accounts, stock-based incentive program costs, increased compensation, increased insurance costs and increased professional service costs.

Operating expenses for the first six months of 2006 were $14.3 million, an increase of $3.3 million or 30% from the comparable period of 2005. Operating expenses for the six-month period in 2006 included $712,000 related to stock-based incentive plans. The reasons for the increase in the expense for the six-month period are generally the same as previously noted for the quarter over quarter comparison.

Operating income for the second quarter of 2006 was $4.1 million, an increase of $1.8 million, or 79%, from the $2.3 million reported in the second quarter of 2005. Operating income for the six months ended June 30, 2006 was $7.0 million, an increase of $2.8 million, or 66%, from the $4.2 million reported in the six months ended June 30, 2005.

Operating income as a percent of revenue, or operating margin, was approximately 22% for the quarter and the six months ended June 30, 2006 and is approximately 4 percentage points higher than the same periods of 2005. The increase in operating margin for the quarter is primarily attributable to the reduction in operating expenses as a percentage of revenue. The increase in operating margin for the six months ended June 30th is attributable in equal parts to the improvement in the gross margin rate and to the reduction in operating expenses as a percentage of revenue

As we look forward, and as has been mentioned in previous calls, we plan to invest a portion of our increased operating profit in discretionary programs that will increase our sales and marketing capability, and over time, are expected to generate incremental revenues from new geographic regions or increase our penetration in existing markets.

Now I would like to make a few comments on non-operating income and expense items.

In the second quarter of 2006, Secured Services, Inc. repaid their installment note in full. As a result, we recorded $189,000 of income related to the recovery of impairment charges recorded in the first quarter of 2006. For the six months ended June 30, 2006 we have reported an impairment charge of $600 thousand, which reflects a full reserve against the investment the Company had in Secured Services' preferred stock.

Other income/expense primarily consists of exchange gains and losses on transactions denominated in currencies of than the reporting entities' functional currency and subsidies received from foreign governments related to our export businesses in those countries. There were no significant changes in other income and expense for the quarter. For the six-month period, the decrease in other income and expense is primarily due to a reduction in transaction gains in 2006 as compared to 2005.

Income tax expense for the second quarter of 2006 was $1.4 million, an increase of approximately $500 thousand from the second quarter of 2005. The increase in tax expense is attributable to higher pre-tax income partially offset by a lower



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effective tax rate. The effective tax rate was 32% for the second quarter of
2006 compared to 35% for the second quarter of 2005.

Income tax expense for the first six months of 2006 was $2.4 million, an increase of approximately $750 thousand from the same period in 2005. The increase in tax expense reflects the tax on increased earnings and an increase in the effective tax rate. The effective tax rate for the first six months of 2006 was 36% compared to 35% the first six months of 2005. The tax rate for the first six months of 2006 is higher than the expected tax rate for the full year as it does not include a benefit for the impairment charge. The normalized effective tax rate for full-year 2006 is currently 33% and compares to 35% in 2005. The effective tax rate for both periods reflects the Company's estimate of its full-year tax rate at the end of each respective period. The rate reported in 2006 is lower than the rate reported in 2005 as the Company's expectation of earnings in countries in which the Company has a tax loss carryforward are higher in 2006 than they were at the end of the second quarter in 2005.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $4.6 million and $6.9 million for the second quarter and six months ended June 30, 2006, respectively. EBITDA in 2006 reflects an improvement of $1.9 million or 68% from the second quarter of 2005 and an improvement of $1.8 million or 34% for the six months ended June 30, 2005. The second quarter of 2006 reflected the fourteenth consecutive quarter of positive operating cash flow.

The makeup of our workforce as of June 30, 2006 was 150 people worldwide with 85 in sales, marketing and customer support, 46 in research and development and 19 in general and administrative. The average headcount for the six months ended June 30, 2006 increased by approximately 31 persons or 30% over the average six months ended June 30 headcount in 2005

Finally, I like to make a few comments on the balance sheet. Our net cash balance and working capital balance decreased from the prior quarter as a result the Company's purchase of Logico Smart Card Solutions and increased investment in other components of working capital, primarily accounts receivable. During the second quarter, our net cash balance, total cash less bank borrowings, decreased $1.5 million, or 10%, to $13.0 million from $14.5 million at March 31, 2006. Our working capital increased $1.4 million, or 7%, to $20.1 million from $18.7 million at March 31, 2006. Bank borrowings noted on the balance sheet of $3.1 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

During the quarter our Days Sales Outstanding in accounts receivable increased from 76 days at March 31, 2006 to 81 days at the end of the second quarter. The increase in DSO is primarily related to the increased volume of revenue recorded in last month of the quarter and was not yet due at the end of the quarter.

The Company continues to have no term debt. The Company has approximately $400,000, as of June 30, 2006, available for additional borrowings under its line of credit that is secured by its receivables.

Now, I would like to turn the meeting back to Ken.


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COMMENTS ON 3RD QUARTER AND FULL-YEAR 2006 -- KEN HUNT

First, I would like to comment on order backlog for Q3 2006. As of this date, we have firm orders with shipments scheduled for the 3rd Quarter of approximately $16.1 million. Any new orders received before quarter's end and shipped during the quarter would be additive to this number. This backlog shows the strength of our order flow, as it is 39% higher than the backlog going in to Q3 2005. In addition, the backlog is 21% higher than the $13.3 million in revenues reported for Q3 2005.

Today, we are updating guidance for full-year 2006. As in the past, we only comment on annual numbers, not quarterly numbers. First, we maintain our estimate that full-year revenue will grow 35%-45% in 2006 over 2005. Second, we expect that full-year gross margins will be in the range of 60% to 65% of revenue, up from our previous estimate of 58-63%. Finally, we are projecting that operating income will be in the range of 15-20% of revenue on a U.S. GAAP basis, up from our previous estimate of 13-18%. Excluding amortization costs and the non-cash costs associated with the Company's equity and long-term incentive compensation plans, we expect that operating income will be between 18% and 23% on a proforma basis, up from the previous guidance of 15% to 20%.

In summary, we are very pleased with our results for Q2 2006, and look forward to a strong performance for the remainder of 2006. And, as always, you can rely on VASCO's people to do their very best!

Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.

OPERATOR



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